OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 11th day of February, 2004.

BETWEEN:

ALMADEN MINERALS LTD. (“Almaden”), a body corporate incorporated under the laws of British Columbia, having an office at 1103 – 750 West Pender Street, Vancouver, B.C. V6C 2T8 Compania MINERA Zapata, S.A. de C.V. (“Minera”), Mexican Incorporated, a wholly owned subsidiary of Almaden with an office at Ricardo Flores Magon 67, Int. 8-N Colonia Centro, Parral, Chihuahua 33800, Mexico

(collectively, Optionor”)

OF THE FIRST PART

AND

HORSESHOE GOLD MINING INC.  (“Horseshoe”), a body incorporated pursuant to the laws of British Columbia and having an office at Suite 1202 – 1022 Nelson Street, Vancouver, B.C. V6E 4S7

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A.

The Optionors are, collectively, the beneficial owners of an undivided 100% right, title and interest in the Property;

B.

The Optionors wish to grant and the Optionee wishes to acquire an undivided interest in and to the Property on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of $10 now paid by the Optionee to the Optionors, the receipt and sufficiency of which is hereby expressly acknowledged, and of the mutual promises, covenants, conditions, representations and warranties herein set out, the parties hereto agree as follows:

1.

INTERPRETATION

1.1

For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a)

"Agreement" means this Agreement, as amended from time to time;

(b)

“AIF” means a current Annual Information Form filed with the British Columbia Securities Commission as defined in Multilateral Instrument 45-102;

(c)

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

(i)

any and all claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

(ii)

any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(d)

“Environmental Law” means all requirements of the common law, civil code or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directives of any federal, territorial, provincial or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to (i) noise, (ii) pollution or protection of the air, surface water, ground water or land, (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iv) exposure to hazardous or toxic substances, or (v) the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of lands;

(e)

“Exchange” means the TSX Venture Exchange;

(f)

"Mining Work" means every kind of work done on or in respect of the Property or the products therefrom by or under the direction of or on behalf of or for the benefit of a party and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interests to lease or patent, reporting and all other work usually considered to be prospecting, exploration, development and mining work;

(g)

"Option" means the option granted by the Optionors to the Optionee under Section 3.1 of this Agreement;

(h)

"Property" means those mineral properties more particularly described in Schedule "A" hereto together with any surface rights, mineral rights, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto;

1.2

In this Agreement, all dollar amounts are expressed in lawful currency of the United States of America.

1.3

The titles to the respective Articles hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only.

1.4

Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

2.

REPRESENTATIONS AND WARRANTIES

2.1

The Optionee represents and warrants to the Optionor that:

(a)

it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of British Columbia;

(b)

it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(c)

the execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound;

(d)

the interest in the Property to be acquired under this agreement by the Optionee represents and will continue to represent the principal and only significant property interest held by the Optionee during the existence of the option herein granted; and

(e)

the Optionee will use it’s best efforts to file and  maintain an AIF during the existence of the option herein granted.

2.2

The Optionor represents and warrants to the Optionee that:

(a)

each has full legal capacity and competence to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of their obligations and duties hereunder;

(b)

it has full power and authority for the execution, delivery and performance of this Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under any indenture, agreement or other instrument whatsoever to which they are a party or by which they are bound or to which they may be subject and will not contravene any applicable laws;

(c)

Minera is the sole owner of, and holds good and marketable title to an undivided 100% right, title and interest in and to the Property;

(d)

the Property is properly and accurately described in Schedule “A” hereto, and is in good standing under the laws of the jurisdiction in which the Property is located to and the conditions on and relating to the Property respecting all past and current operations thereon are to the best of its knowledge in compliance with all applicable federal, provincial and municipal laws including all Environmental Laws;

(e)

the Property (including all ores, concentrates, minerals, metals or products in, on or under the Property or which may be removed or extricated therefrom) is free and clear of any and all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person other than as set forth in Schedule “A”;

(f)

all taxes, assessment, rentals, levies or other payments relating to the Property and required to be made to any federal, provincial or municipal governmental instrumentality have been made;

(g)

Minera has not received from any governmental instrumentality any notice of, or communication relating to, any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon;

(h)

it has and will continue to make available to the Optionee all information in their possession or control relating to work done on or with respect to the Property which could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization; and

(i)

to the best of Minera’s knowledge after diligent enquiry, there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof nor is there any basis therefor and there are no outstanding agreements or options to acquire, purchase or explore the Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof, other than as described in Schedule “A”.

2.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

3.

OPTION

3.1

(a)

expending in Mining work upon the Property the following amounts:

i.

on or before June 30, 2004, $200,000 (this is an firm commitment)

ii.

on or before December 31, 2004, a further $400,000

iii.

on or before December 31, 2005, a further $700,000

iv.

on or before December 31, 2006, a further $700,000 (“Work Requirements”)

(b)

issuing the following fully paid and non-assessable common shares of the Optionee:

i.

200,000 shares forthwith after acceptance for filing by the Exchange of this Agreement

ii.

200,000 shares on or before the expiration of each six month period commencing the issuance of shares as provided in paragraph 3.1(b) until the issuance of an aggregate of 1,000,000 shares (“Share Requirements”).

The Optionee shall use its best endevours to file the requisite reports and materials with the Exchange (“Filing Materials”) to permit the issuance of shares in accordance with this paragraph, it being agreed that failure to issue shares shall not constitute a default hereunder until a period of 60 days after the due date for the issue of such shares unless such failure is occasioned by the Optionee’s failure to file Filing Materials.

The shares to fulfill the Share Requirements shall be issued to Almaden.

3.2

Upon the fulfillment of the Work Requirements and the Share Requirements shall be deemed to have earned an undivided 50% interest in the Property (the “Option Exercise”).

3.3

The Optionee is granted a further option to acquire a further 10% interest in the Property (the “Extended Option”). The Extended Option shall be exercisable by the Optionee making expenditures on Mining work on the property in a further amount of 1,000,000 on or before December 31, 2007.

3.4

Upon the Extended Option Exercise and for a period of 120 days thereafter, the Optionor shall have the right and option to give notice to the Optionee of its intent to cause Galivan to surrender to a Mexican operating company, to be set up by the Optionee, the remaining 40% interest in the Property in consideration of the issue and allotment by the Optionee to Almaden of such number of fully paid and non-assessable common shares of the issued capital of the Optionee as shall equate to 40% of the then issued capital of the Optionee (the “Consolidation Option”), and thereafter such assignment will be effected in such manner as the Optionee may determine the most advantageous having regard to the tax laws in effect at the time of such assignment.

4.

OPTIONEE’S RIGHTS

4.1

Except as otherwise provided in this Agreement, until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee, its servants and agents shall have the sole and exclusive right to:

(a)

enter in, under or upon the Property and conduct Mining Work;

(b)

exclusive and quiet possession of the Property;

(c)

bring upon the Property and to erect thereon such mining facilities as it may consider advisable; and

(d)

remove from the Property and dispose of for its own account ore or mineral products for the purpose of bulk sampling, pilot plant or test operations.

5.

POWERS, DUTIES AND OBLIGATIONS OF OPTIONEE

5.1

Until the Option is exercised or terminated in accordance with the terms of the Agreement, the Optionee shall have full right, power and authority to do everything necessary or desirable to carry out an exploration program on the Property and to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

(a)

regulate access to the Property, subject only to the right of the Optionor and its representatives to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense;

(b)

employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder; and

(c)

execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Property and each party hereby irrevocably constitutes the Optionee its true and lawful attorney to give effect to the foregoing and hereby agrees to indemnify and save the Optionee harmless from any and all costs, loss or damage sustained or incurred without gross negligence or bad faith by the Optionee directly or indirectly as a result of its exercise of its powers pursuant to this Subsection 5.1(c).

5.2

Until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee shall have the duties and obligations to:

(a)

keep the Property free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the Optionee) and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid and by the doing of all other acts and things and the making all other payments required to be made which may be necessary in that regard;

(b)

permit Minera and its representatives, duly authorized by them, in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with Mining Work.  The Optionee shall prepare and deliver to the Optionor at reasonable intervals, but in any event not less frequently than once each calendar quarter, reports on all Mining Work conducted by the Optionee;

(c)

conduct all work on or with respect to the Property in a careful and minerlike manner and in accordance with the applicable laws of the jurisdiction in which the Property is located and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against the Optionor as a result of work done by the Optionee on or with respect to the Property;

(d)

maintain true and correct books, accounts and records of operations hereunder.

(e)

During the term of the Option, the Optionee shall pay all taxes, complete and file all assessment work and make all necessary payments and do such further and other acts as may be required to maintain the Property in good standing and shall not abandon or terminate the Option at any time less than 90 days prior to the date on which any act is required to maintain the Property in good standing.

6.

JOINT VENTURE

6.1

Upon the Optionee earning its interest under 3.2 and 3.3 (but subject to the exercise by the Optionor of the option granted by paragraph 3.4), all operations shall be conducted as a joint venture in accordance with the form of Joint Venture Agreement annexed as Schedule “B”. The Optionor shall be entitled to be Operator under the Joint Venture if the Optionee earns the interest under paragraph. 3.2, but in the event the Optionee exercises the Extended Option and the Optionor does not exercise the Consolidation Option, the Optionee shall be entitled to be operator under the Joint Venture.

7.

TERMINATION OF OPTION

7.1

In the event of default in the performance of the requirements of Section 3.1, then, subject to the provisions of Sections 7.3 and 15.1 of this Agreement, the Option and this Agreement shall terminate.

7.2

The Optionee shall have the right to terminate this Agreement by giving 30 days' written notice of such termination to the Optionor and upon the effective date of such termination this Agreement shall be of no further force and effect except the Optionee shall be required to satisfy any requirements which have accrued under the provisions of this Agreement which have not been satisfied.

7.3

Notwithstanding any other provisions of this Agreement, in the event of termination of this Agreement, the Optionee shall:

(a)

deliver to the Minera on any and all reports, samples, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to Mining Work which have not been previously delivered to the Optionor;

(b)

upon notice from the Minera, remove all materials, supplies and equipment from the Property; provided however, that the Minera may retain ore and, at the cost of the Optionee, dispose of any such materials, supplies or equipment not removed from the Property within one hundred and eighty (180) days of receipt of such notice by the Optionee; and

(c)

ensure that, at the effective date of termination of this Agreement, the Property is free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the Optionee) and in good standing for at least the next ensuing 12 months whether by having done and filed, or paid in lieu thereof, all assessment work necessary for that purpose.

8.

CONFIDENTIALITY

8.1

All information and data concerning or derived from Mining Work shall be confidential and, except to the extent required by law or by regulation of any securities commission, stock exchange or other regulatory body, shall not be disclosed to any person other than a party's professional advisors without the prior written consent of the other party or parties, which consent shall not unreasonably be withheld.

9.

NOTICE

9.1

Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same or by mailing same by prepaid registered or certified mail or by sending same by telegram, telex, telecommunication or other similar form of communication, in each case addressed to the intended recipient at the address of the respective party set out on the first page hereof.

9.2

Any notice, direction, or other instrument aforesaid  will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telegram, telecommunication or other similar form of communication, be deemed to have been given and received on the day it was actually received.

9.3

Any party may at any time give notice in writing to the others of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

10.

FURTHER ASSURANCES

10.1

Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

11.

RULE AGAINST PERPETUITIES

11.1

If any right, power or interest of any party in property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of twenty (20) years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of the execution of this Agreement.

12.

TIME OF THE ESSENCE

12.1

Time shall be of the essence in the performance of this Agreement.

13.

ENUREMENT

13.1

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

14.

FORCE MAJEURE

14.1

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances, acts of public enemy, war, riots, laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an "Intervening Event").

14.2

All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

14.3

A party relying on the provisions of Section 14.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

15.

DEFAULT

15.1

If a party (the "Defaulting Party") is in default of any requirement herein set forth, the party affected by such default (the "Non-Defaulting Party") shall give written notice to all other parties within thirty (30) days of becoming aware of such default, specifying the default, and the Defaulting Party shall not lose any rights under this Agreement, nor shall the Agreement or the Option terminate, nor shall the Non-Defaulting Party have any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of such default, unless within thirty (30) days after the giving of notice of default by the Non-Defaulting Party, the Defaulting Party has failed to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to cure such default, the Non-Defaulting Party shall only then be entitled to seek any remedy it may have on account of such default.

16.

SEVERABILITY

16.1

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

17.

AMENDMENT

17.1

This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

18.

ENTIRE AGREEMENT

18.1

This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

19.

OPTION ONLY

19.1

This Agreement provides for an option only, and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.

20.

GOVERNING LAW AND ARBITRATION

20.1

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the Province of British Columbia.

20.2

Any dispute arising between the parties shall if possible be settled by mediation. Failing resolution by mediation, the matter shall be determined by binding arbitration conducted under the Commercial Arbitration Act (British Columbia) and the place of arbitration shall be Vancouver, British Columbia.

THE COMMON SEAL of ALMADEN MINERALS LTD.

)

was hereto affixed in the presence of:

                                                                                                )

)

  “Duane Poliquin”

)

)

C/S

Authorized Signatory

)

)

)

Authorized Signatory

)

THE COMMON SEAL of MINERA Zapata, S.A. de C.V. )

was hereto affixed in the presence of:

                                                                                                )

)

   “Duane Poliquin”

)

)

C/S

Authorized Signatory

)

)

)

Authorized Signatory

)

THE COMMON SEAL of HORSESHOE GOLD

)

MINING INC.  was hereto affixed In  the presence of:

)

)

   “James E. McInnes”

)

)

C/S

Authorized Signatory

)

)

)

Authorized Signatory

HEIRAS Y ASOCIADOS 614 4 15 13 81 27/01/04 05:55pm P. 002

APPENDIX "A"

FRANCISCO HEIRAS MANCERA
ABOGADO

Chihuahua, Chih., Mexico, January 27, 2004

To whom it may concern:

The undersigned, FRANCISCO HEIRAS MANCERA, attorney at law in the Republic of Mexico, with professional registration number 337500, dated June 3rd, 1975, hereby certifies the following:

Compañia Minera Zapata, S. A. de C. V., is titleholder of the following mining concession applications, which, as far as I am aware, are valid and in full compliance of their obligations under Mexican Mining Law, pending to be titled:

A.	Concession name:	San Pedro Fracción 1
	Titleholder:	Compañía Minera Zapata, S.A. de C.V.
	Type of concession:	Exploration application
	Title number:	Pending
	File number:	62/9626
	Municipality and State:	San Pedro Totolapan, Oaxaca
	Mining Agency:	Oaxaca, Oaxaca
	Area:	4,836.2110 Hectares
	Filing date:	May 2, 2003
~~B.~~	~~Concession name:~~	~~San Pedro Fracción 2~~
	Titleholder:	Compañía Minera Zapata, S.A. de C.V.
	Type of concession:	Exploration application
	Title number:	Pending
	File number:	62/9626
	Municipality and State:	San Pedro Totolapan, Oaxaca
	Mining Agency:	Oaxaca, Oaxaca
	Area:	8,100.7378 Hectares
	~~Filing date:~~	~~May 2, 2003~~

Sincerely yours,

Francisco Heiras Mancera

Ave. Ocampo No. 3806 Col. Bellavista Chihuahua, Chihuahua México C.P. 31030
Teléfono: (614) 410-65-17 Fax: (614) 415-13-81 Correo electrónico: fheiras@ch.cablemas.com